Sub-Item 77Q1: Exhibits

(b) Copies of the text of any proposal described in answer to sub-item 77D:

The Hartford Growth Opportunities Fund, The Hartford SmallCap Growth Fund, The Hartford U.S. Government Securities Fund

The fund may trade securities actively.

(e) Copies of any new or amended Registrant investment advisory contracts

We hereby incorporate by reference the following agreement which were filed during the period:

(e.1.) Amendment No. 2 to Investment Sub-Advisory Agreement with Wellington Management Company, LLP filed as Exhibit 23 d.(v) in the SEC filing on February 28, 2008 under Conformed Submission Type 485(b) for The Hartford Mutual Funds II, Inc., CIK 0000059905, accession number 0000950135-08-001319